EXHIBIT 16.3

August 16, 2019

Securities and Exchange Commission

Quad M Solutions, Inc.

RE: 8-K filing Quad M Solutions, Inc.

I, Matthew Slack, managing member of Slack & Company LLC, have reviewed the Form 8-K filing of Quad M Solutions, Inc. and agree with the disclosure contained therein.

There have been no disagreements with management of Quad M Solutions, Inc. and no other issues or problems during the course of our relationship.

Thanks sincerely,

Matthew Slack, CPA

Managing Member